Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ranpak Holdings Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	457(o)	22,250,000	$5.185	$115,366,250.00	0.0001381	$15,932.08

Total Offering Amounts:							$115,366,250.00		15,932.08
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$15,932.08

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Offering Note(s)

(1)	Represents the ordinary shares of the registrant that may be offered for resale by the selling shareholders pursuant to the prospectus included in the registration statement to which this exhibit is attached.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the ordinary shares as reported on the New York Stock Exchange on October 22, 2025, which date is within five business days prior to filing this registration statement.